Exhibit 1

                             DATED 5TH AUGUST, 2004
                            KUBLA KHAN, INCORPORATED
                            ------------------------
                                       and
          JUXIANG RUAN, TOP INTEREST INTERNATIONAL LIMITED, ZUHONG XU,
                                and ZAOZHEN FANG
             THE SHAREHOLDERS OF VALUE GLOBAL INTERNATIONAL LIMITED
             ------------------------------------------------------
                                       and
                       VALUE GLOBAL INTERNATIONAL LIMITED
                       ----------------------------------
                                       and
                                    QIAN FAN
                                    --------
                                       and
                HUAN YA TONG INVESTMENT DEVELOPMENT CO., LIMITED.
                -------------------------------------------------
                                AGREEMENT FOR THE
                         SALE AND PURCHASE OF SHARES IN
                       VALUE GLOBAL INTERNATIONAL LIMITED
                       ----------------------------------

THIS AGREEMENT is made the 5th day of August, Two Thousand and Four.

BETWEEN:-

1. KUBLA KHAN, INCORPORATED , a company incorporated in the State of Utah, USA and listed in the Over-the-Counter Bulletin Board under the trading symbol of "KUKH" (the "PURCHASER").

2. JuXiang Ruan, Top Interest International Limited, ZuHong Xu, and ZaoZhen Fang, THE SHAREHOLDERS OF VALUE GLOBAL INTERNATIONAL LIMITED of 1706-09 Room, Zhong Xing Business Building, Fu Hua Road, Fu Tian Qu, District Shenzhen, China (the "VENDOR").

3. VALUE GLOBAL INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands whose registered office is situated at P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola British Virgin Islands (the "BVI COMPANY").

4. QIAN FAN [THE SHAREHOLDER OF SHI JI RUI CHENG GUARANTEE AND INVESTMENT CO., LIMITED ("SHIJI RUICHENG")], 1706-09 Room, Zhong Xing Business Building, Fu Hua Road, Fu Tian Qu, District Shenzhen, China ("Qian Fan").

5.HUAN YA TONG INVESTMENT DEVELOPMENT CO., LIMITED (THE SHAREHOLDER OF SHI JI RUI CHENG), a company incorporated in the People's Republic of China, whose registered office is situated at 22D Hai Yue Ge, Zhong Qu Hui Jing Hao Wan, Nan Shan Gao Xin Qu, District Shenzhen, China ("Huan Ya Tong").

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WHEREAS:-

(A) SHI JI RUI CHENG GUARANTEE AND INVESTMENT CO., LTD. is a private enterprise incorporated in the People's Republic of China with registered number 440301115950, whose registered office is situated at 1706-09 Room, Zhong Xing Business Building, Fu Hua Road, Fu Tian Qu, District Shenzhen, China ("THE COMPANY").

(B) 100% of the Company is held by the Qian Fan and Huan Ya Tong on trust in favour of the BVI Company pursuant to 2 Declarations of Trust. 10% of the Company is held by Qian Fan; and 90% of the Company is held by Huan Ya Tong.

(C) The BVI Company is the equitable and legal owner of all those properties and the estate, right, title, interest, property, claim and demand whatsoever as described in SCHEDULE 1 (collectively "THE PROPERTY").

(D) As at the date of this Agreement, the bank accounts as more particularly mentioned in SCHEDULE 2 represent all the bank accounts ever held or maintained by the Company, and those of its subsidiary companies, and the companies more particularly mentioned in SCHEDULE 3 represent all the subsidiary companies of the Company.

(E) The parties hereto have agreed for the sale by the Vendor to the Purchaser of 100% of the capital stock of the BVI Company ("THE SALE SHARES") for the consideration and on the terms and conditions hereinafter appearing and the consideration shall be transferred from the Purchaser to the Vendor as set out in Clause 3 herein.

NOW IT IS HEREBY AGREED AND DECLARED AS FOLLOWS :-

1. AGREEMENT TO SELL AND PURCHASE OF THE SALE SHARE

1.1 In this Agreement, words and expressions on the left column hereunder shall bear the respective meanings on the corresponding parts on the right hand column hereunder, unless the context otherwise requires:-

"ACCOUNTS"                          means the Existing Management
                                    Accounts and the Management
                                    Accounts.

"ACCOUNTS DATE"                     means the 31st December 2004.

"BVI Company"                       means Value Global International
                                    Limited.

"EXISTING MANAGEMENT                means the set of management accounts
ACCOUNT"                            as prepared by the Company
                                    to the BVI Company.

"COMPANY"                           means Shi Ji Rui Cheng,
                                    Ltd.

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"COMPLETION"                        means completion of the exchange of the Sale
                                    Share pursuant to this Agreement and the performance by the parties hereto of the several obligations contained in this Agreement.

"COMPLETION                         DATE" means such date as the parties hereto
                                    may agree, but in any event shall be on or before 31st August 2004.

"KUKH"                              means the Purchaser, Kubla
                                    Khan, Incorporated.

"LAW"                               means the laws of P.R. China.

"SECRETARY"                         means the Company Secretary of the
                                    Company.

1.2 The Vendor shall sell and the Purchaser shall purchase the Sale Shares free from all charges, mortgages, equities, liens, hypothecation, encumbrances, and any other adverse claims and interests with all the right to all dividends hereafter paid declared or made in respect thereof.

2. CONDITIONS PRECEDENT This Agreement is conditional upon:-

(i) the acquisition of the Company is subject to the approval of the SEC, the NASD, the Over The Counter Bulletin Board or the shareholders of KUKH, if required. The said approval cannot be obtained, if required, this Agreement will be cancelled and no damages to be paid to the Vendor;

(ii) the Board of Directors of the Purchaser must be satisfied with the result of its due diligence review of the financial and the operational aspects of the BVI Company after the auditor performs its due diligence search.

3. CONSIDERATION

(1) The consideration for the purchase of the Sale Shares ("Consideration") at closing, KUKH will issue restricted shares to exchange 100% ownership of Value Global. Amount of shares issue is calculated according to the value ratio of KUKH to value ratio to Value Global. KUKH's value is estimated to be $3,000,000, and Value Global's value is estimated to be $13, 200,000. As of 5th August, 2005, there were 10,681,744 shares of KUKH's common stock outstanding. Total restricted shares that will be issued is 46,990,000 shares (of which 15% of the shares are 3 months period restricted shares, 25% of the shares are 1 year period restricted shares, and the remaining 60% shares are 2 years period restricted shares).

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(2) All the KUKH common stock to be issued as payment of Consideration shall be restricted shares issued in accordance with applicable securities laws and regulations of the United States.

4. BUSINESS ACTIVITY, ACCOUNTS AND SPECIAL AUDIT

4.1 The Purchaser shall, at its option, at any time prior to Completion, be entitled to appoint its own accountants or auditors to perform due diligence search and to inspect and/or study and/or audit the affairs, books, accounts, records, financial statements and any other documents of the BVI Company.

4.2 The Vendor and the BVI Company shall, and it is of essence of this Agreement that they shall :-

(a) give full co-operation and assistance to the Purchaser's accountants or auditors,

(b) give to the Purchaser's accountants or auditors full access to the books, accounts, records, bank statements, documents, papers and records of the BVI Company to enable them to complete and prepare, in good time before Completion, an audited report.

5. TIME TO BE OF ESSENCE Time in every respect shall be of essence of this Agreement.

6. COMPLETION

6.1 Subject as hereinafter provided Completion shall take place in China on the Completion Date between the hours of 9:00 a.m. to 5.00 p.m. or at such other place and between such other hours as may be agreed between the parties hereto.

6.2 On Completion the Vendor and the BVI Company shall deliver and produce to the Purchaser :-

(a) duly executed transfers and contract notes of the Sale Share in favour of the Purchaser and/or such person(s) as the Purchaser may direct or nominate, accompanied by the relative share certificates in respect of the Sale Share;

(b) such waivers and/or consents and/or resolutions (whether members' or directors') as the Purchaser may require duly signed by members and/or directors;

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(c) such shares or any documents of the BVI Company as the Purchaser may require to enable the Purchaser and/or its representative or nominee to be registered as holders of the Sale Share;

(d) written resolutions of the members and/or of the directors of the BVI Company and of Vendor (as the Purchaser may require) approving and/or ratifying the entering into of this Agreement and the due performance thereof;

(e) such written evidence as may be reasonably satisfactory to the Purchaser to prove that the directors of the BVI Company have, before the signing of this Agreement duly made, and will, before and on Completion, duly make full disclosure of their respective interests in, of or in relation to this Agreement or the transaction herein contemplated pursuant to the Law, the Articles of Association of the BVI Company, and otherwise;

(f) the originals as well as duly certified copies of the board resolutions of the then existing directors :-

(i) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(ii)appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors; and

(iii) approving the registration of the share transfers of the Sale Shares subject to the same being duly stamped;

(g) the Existing Management Accounts which must show full compliance with the terms and conditions of this Agreement;

(h) the statutory books of the BVI Company which must be duly completed and written up to date;

(i) all books, accounts, papers and records of the BVI Company;

(j) the written resignations of all the then existing directors of BVI Company from their directorships with acknowledgements signed by each of them in a form annexed hereto as APPENDIX 1 to the effect that they have no claim against the BVI Company for compensation for loss of office, fees or disbursements or otherwise whatsoever;

(k) the written resignations of the then existing secretary of the BVI Company to take effect on the date of Completion with acknowledgements signed by him in a form annexed hereto as APPENDIX 1 to the effect that he has no claim against the BVI Company for compensation for loss of office, fees or disbursements or otherwise whatsoever;

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7. EMPLOYMENT MATTERS

7.1 The BVI Company is not bound nor accustomed to pay any moneys other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of; any director officer or employee.

7.2 The BVI Company has no employee whose contract of employment cannot be terminated by three months' notice.

7.3 The BVI Company is not, and shall not be, under any obligation to the Secretary or any director of the BVI Company for fees or any emoluments or income or compensation or any other moneys whatsoever.

7.4 The BVI Company is not, except as disclosed herein, a party to :-

(i) any agreement, arrangement or scheme (whether or not legally enforceable) for any payment in connection with retirement, death or disability to any person who is or has been a director, officer, or employee of the BVI Company or a relative or dependent of such a person;

(ii) any agreement, arrangement or scheme (whether or not legally enforceable) for profit sharing or for the payment to employees or bonuses or incentive payments or the like;

(iii) any collective bargaining or procedural or other agreement with any trades union or similar association; or

(iv) any obligations or ex-gratis arrangements to pay pensions, gratuities, retirement, annuities and benefits periodical sums or any compensation to any person.

8.WARRANTIES UNDERTAKINGS COVENANTS AND INDEMNITIES

8.1 The Vendor and the BVI Company hereby represent, undertake, warrant and covenant to the Purchaser in the terms set out in SCHEDULE 4.

8.2 The amount of any claim for breach of the representations, warranties and undertakings contained in this Agreement must be proved by the Purchaser.

9. DEFAULT BY VENDOR

If the Vendor shall, otherwise than by reason of the default of the Purchaser, fail to complete the sale of the Sale Share, to the Purchaser hereunder on the Completion Date, the Vendor shall forthwith (in addition and without prejudice to any other rights or remedies available to the Purchaser) return to the Purchaser, the deposit and all or any part of the Consideration paid by the Purchaser pursuant to Clause 3. The provisions hereof shall not preclude the Purchaser from obtaining an order for specific performance and/or damages in lieu of or in addition to the remedies provided herein.

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10. DEFAULT BY PURCHASER If the Purchaser shall, otherwise than by reason of the default of Vendor, fails to complete the purchase of the Sale Share from Vendor hereunder on Completion, the Vendor shall be entitled to obtain an order for specific performance and/or damages in lieu of or in addition to the remedies provided herein.

11. TERMINATION BY THE PURCHASER In addition to any other rights and remedies (under this Agreement or otherwise) which the Purchaser may have to terminate or rescind this Agreement, the Purchaser may, at its option, terminate this Agreement by notice in writing to the Vendor if :-

(a) the Vendor shall fail to complete the sale or the transfer of the Sale Share in accordance with the terms of this Agreement, or

(b) the Vendor and/or the BVI Company (or any of them) shall be in breach of Clauses 4, 6, 7 or 8 or any part thereof, or

(c) the Vendor and/or the BVI Company (or any of them) being in material breach of any of the material obligations on their part or on the part of any of them under this Agreement, or

(d) any of the Vendor and/or the BVI Company shall become bankrupt or go into liquidation (as the case may be) or shall commit any act of bankruptcy or any proceeding or resolution shall be passed for the winding up of the BVI Company, or any of the Vendor and/or the BVI Company shall otherwise become insolvent or unable to pay his debts, or a trustee in bankruptcy or receiver or liquidator or similar officer shall be appointed in respect of any of the Vendor and/or the BVI Company and/or any of their assets, or any of the Vendor and/or the BVI Company shall suffer his assets or any significant part thereof to be seized or levied on execution or other process or proceedings.

12. TERMINATION BY THE VENDOR In addition to any other rights and remedies (under this Agreement or otherwise) which the Vendor may have to terminate or rescind this Agreement, the Vendor may, at their option, terminate this Agreement by notice in writing to the Purchaser if :-

(a) the Purchaser shall default in payment of the Consideration in accordance with Clause 3, or

(b) The Purchaser shall become bankrupt or commit any act of bankruptcy or go into liquidation (as the case may be) or shall otherwise become insolvent or a trustee in bankruptcy or similar officer shall be appointed in respect of the Purchaser or the Purchaser shall suffer his assets or any significant part thereof to be seized or levied on execution or other process or proceedings, or

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(c) the Purchaser shall be in material breach of any material obligation under this Agreement and/or any other written agreement (if any) between the parties hereto then existing or subsisting.

13.OTHER PROVISIONS ON REMEDIES

Nothing in this Agreement precludes either the Vendor or the Purchaser from bringing an action and/or obtaining a decree for specific performance either in lieu of damages or in addition thereto.

14.LIABILITIES OF THE PARTIES

The obligations of the Vendor and the BVI Company under this Agreement shall be joint and several, and accordingly, liability on and for every obligation agreement, acknowledgement, representation, undertaking, warranty and/or covenant on the part of the Vendor and the BVI Company shall be joint and several.

15. OBLIGATION TO PROCURE

Where any party hereto is required under this Agreement to procure a particular matter or thing in relation to the BVI Company, such obligation shall be deemed to include (but not limited to) an obligation to exercise his powers both as an owner (legal or beneficial) of the registered capital of the BVI Company or any part thereof and (as the case may be) as the director of the BVI Company.

16. PROPER LAW

This Agreement for all purposes shall be governed by and construed in accordance with the laws of China.

17. SEVERABILITY

Any part of this Agreement which may be held illegal, invalid or unenforceable shall be deemed to be severed from this Agreement and does not affect the legality, validity or enforceability of the rest of this Agreement.

18. FURTHER ASSURANCE

Each party hereto shall execute and perform, or procure the execution and performance of, such further documents and acts as may from time to time be required to make this Agreement fully and legally effective, binding and enforceable, or to perfect the intention of the parties hereto.

19. NO WAIVER

No failure by any party hereto to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy consequent upon the breach thereof shall constitute a waiver of such breach or any subsequent breach of such term and condition of this Agreement. A breach, default, alteration or modification under or of this Agreement shall only be waived or effected in writing by the party against whom such alleged waiver, alteration or modification is sought to be enforced.

20.CUMULATIVE RIGHTS

All rights and remedies of the parties hereto under this Agreement are in addition to and without prejudice to each other and to all other rights and remedies available to them under any statute, at law or in equity.

21. CONFIDENTIALITY

Each of parties hereto undertake to each other that they will not at any time hereafter use or divulge or communicate to any person other than to their respective officers or employees or solicitors/accountants whose province it is to know the same or on the instructions of the board of directors of the Vendor or of the BVI Company, as appropriate, any confidential information concerning the business, accounts, finance or contractual arrangement or other dealings, transactions or affairs of the BVI Company which may come to their knowledge and they shall use their best endeavors to prevent the publication or disclosure of any confidential information concerning such matters.

22. SURVIVAL OF THE PROVISIONS OF THIS AGREEMENT

All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed or observed.

23. ASSIGNABILITY

This Agreement is personal to the parties hereto, and accordingly, unless the parties hereto shall otherwise agree in writing, none of the benefits or rights hereunder may be assigned.

24. COSTS AND EXPENSES

24.1 Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby except as otherwise provided herein.

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24.2 All stamp duty and additional stamp duty chargeable on the instruments of transfer and contract notes mentioned in Clause 6 shall be borne by the Purchaser.

25. NOTICES

Any notice required to be given hereunder may, without prejudice to other means of service, be given by telex or facsimile transmission or by sending the same through the post via pre-paid envelope (airmail in the case of an overseas address) addressed to the party concerned at his address above stated or any other address notified (and expressed to be so notified) to the other parties for the purposes of this Clause and any notice so given shall be deemed to have been served on the second (2nd) day after the day on which it is posted in the case of local mail or on the day of transmission if given by telex or facsimile transmission and on the fifth (5th) day after the day on which it is posted in the case of airmail. In proving service by mail it will be sufficient to prove that the envelope containing the notice was duly stamped, addressed and posted as aforesaid.

26. INTERPRETATION AND CONSTRUCTION

26.1 The Schedules and Annexures (if any) hereto form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and Annexures hereto and any variation or supplement hereof.

26.2 Unless the context otherwise requires, in this Agreement :-

      (a) reference to any legislation or subordinate legislation shall include any legislation or subordinate legislation which amends or replaces it;

      (b) a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that other body corporate; and

      (c) words importing the singular number shall include the plural number and vice versa and words importing one gender shall include every other gender.

26.3 References to Recitals, Clauses, Schedules and Appendixes are to Recitals, Clauses, Schedules and Appendixes of this Agreement.

26.4 Headings and the index or table of contents are for convenience only and shall not affect the interpretation or construction of this Agreement in any way.

26.5 In construing this Agreement:-

      (a) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

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      (b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

26.6 If any of the date or dates stipulated for payment herein or if the Completion Date shall otherwise fall on a day which is not a business day (defined as a day on which licensed banks are opened for business in China).

26.7 The expressions "the Company," the "BVI Company," "the Vendor" and/or "the Purchaser" wherever used shall (if the context so permits or requires) in the case of individuals include the persons specifically named and their executors and administrators and in the case of a company or corporation include the company or corporation specifically named and its successors and in the case of persons holding as tenants in common include the persons specifically named and any of them and their respective executors and administrators and in the case of the persons holding as joint tenants include the persons specifically named and the survivors or survivor of them and the executors and administrators of such survivor.

Schedule 1 - Property - Omitted

Schedule 2 - Bank Accounts of the Company - Omitted Schedule 3 - Subsidiary Companies of the Company - Omitted Schedule 4 - Representation, undertakings, Warranties and Covenants by the Vendor and the BVI Company - Omitted Appendix 1
- Forms of Resignations - Omitted Copies of Schedules 1-4 and Appendix 1 are available upon request.

As witness the hands of the parties hereto the day and year first above written.

               SIGNED BY KUBLA KHAN, INCORPORATED by its director

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SIGNED BY JUXIANG RUAN,
THE SHAREHOLDER OF VALUE GLOBAL INTERNATIONAL LIMITED


SIGNED BY TOP INTEREST INTERNATIONAL LIMITED,
THE SHAREHOLDER OF VALUE GLOBAL INTERNATIONAL LIMITED


SIGNED BY ZUHONG XU,
THE SHAREHOLDER OF VALUE GLOBAL INTERNATIONAL LIMITED


SIGNED BY ZAOZHEN FANG,
THE SHAREHOLDER OF VALUE GLOBAL INTERNATIONAL LIMITED


SIGNED BY VALUE GLOBAL INTERNATIONAL
LIMITED by its director,


SIGNED BY QIAN FAN,


SIGNED BY HUAN YA TONG INVESTMENT DEVELOPMENT CO.,LIMITED


SIGNED BY "THE COMPANY" (SHIJI RUICHENG) by its director,